Exhibit 99.1
ENERGY TRANSFER EQUITY COMPLETES ACQUISITION OF THE
GENERAL PARTNER OF REGENCY ENERGY PARTNERS
Energy Transfer Partners’ Interest in Midcontinent Express Pipeline
Now Owned by Regency
     DALLAS, May 26, 2010 – Dallas-based Energy Transfer Equity, L.P. (NYSE:ETE) announced today it has completed the acquisition of the general partner of Regency Energy Partners LP (Nasdaq: RGNC). The transaction was announced May 11, 2010.
     Additionally, ETE and Energy Transfer Partners, L.P. (NYSE:ETP) jointly announced the completion of a series of transactions resulting in Regency owning substantially all of ETP’s interest in the Midcontinent Express Pipeline.
     ETE now owns the general partner of both ETP and Regency, which will remain separately operated partnerships. ETE acquired a 100 percent interest in Regency’s general partner from an affiliate of GE Energy Financial Services, a unit of General Electric (NYSE:GE).
     Energy Transfer Equity, L.P. (NYSE:ETE) is a publicly traded partnership, which owns the general partner of Energy Transfer Partners and approximately 50.2 million ETP limited partner units; and the general partner of Regency Energy Partners and approximately 26.3 million Regency limited partner units.
     Energy Transfer Partners, L.P. (NYSE:ETP) is a publicly traded partnership owning and operating a diversified portfolio of energy assets. ETP has pipeline operations in Arizona, Colorado, Louisiana, New Mexico, and Utah, and owns the largest intrastate pipeline system in Texas. ETP currently has natural gas operations that include more than 17,500 miles of gathering and transportation pipelines, treating and processing assets, and three storage facilities located in Texas. ETP also is one of the three largest retail marketers of propane in the United States, serving more than one million customers across the country.
     Regency Energy Partners LP (Nasdaq: RGNC) is a growth-oriented, midstream energy partnership engaged in the gathering, contract compression, processing, marketing and transporting of natural gas and natural gas liquids. Regency’s general partner is majority owned by Energy Transfer Equity, L.P. (NYSE: ETE). For more information, visit the Regency Energy Partners LP Web site at www.regencyenergy.com.
     This press release may include certain statements concerning expectations for the future, including statements regarding the anticipated benefits and other aspects of the proposed transactions described above, that are forward-looking statements as defined by federal law. Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond the control of the management teams of ETE, ETP, Regency or GE. Among those is the risk that the anticipated benefits from the proposed transactions cannot be fully realized. An extensive list of factors that can affect future results are discussed in the reports filed with the Securities and Exchange Commission by ETP, ETE, Regency and GE. Neither ETE, ETP, Regency nor GE undertakes any obligation to update or revise any forward-looking statement to reflect new information or events.
     The information contained in this press release is available on the Partnerships’ Web site at www.energytransfer.com.

Contacts
Investor Relations:	Media Relations:
Brent Ratliff	Vicki Granado
Energy Transfer	Granado Communications Group
214-981-0700 (office)	214-504-2260 (office)
214.498.9272 (cell)
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